Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2020, by and among My Care, LLC, a newly formed entity in Minnesota which is whose sole member and owner is Mitesco N. A., LLC. a Colorado entity (the “Buyer”) owned solely by True Nature Holding, Inc., and the following four (4) individuals: James Woodburn, Kevin Lee Smith, Michael Howe and Rebecca Hafner-Fogarty (“the Seller”), who collectively are the Seller(s) on the other hand.

W I T N E S S E T H :

WHEREAS, the Seller owns certain intellectual property consisting of business plans, services, and systems for clinical services utilizing a unique staffing and marketing model (the “Business”); and

WHEREAS, the Buyer is a wholly owned subsidiary of True Nature Holding, Inc., a Delaware corporation; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller100% the assets, intellectual property, business plans, rights and goodwill of the Seller that consist of the Business, all as more fully described in Section 2.1, and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer and Seller(s) James Woodburn, Kevin Lee Smith, Michael Howe and Rebecca Hafner will have entered into (a) an Independent Contractor Agreement in the form of Exhibit A hereto (the “Independent Contractor Agreement”) with an effective date as of the Closing Date and (b) fully transferred ownership of all documents and assets related to the business.

NOW, THEREFORE, in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I. DEFINITIONS; RULES OF CONSTRUCTION

I.1.     Definitions. Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

“Accounting Firm” means M&K CPAS, PLLC, or other accounting firm selected by the Buyer.

“Affiliate” means, with respect to any designated Person, any other Person directly or indirectly through one or more intermediaries, controlling, or controlled by, or under direct or indirect common control with, such designated Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock or other equity interest or by contract or otherwise. Officers, directors, managers and owners of 10% or more of the equity interests of a Person shall be deemed to be an Affiliate of such Person.

“Balance Sheet Date” means the date of the Closing, December 31, 2019, or December 31, 2018, as applicable.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banking institutions in the State of Florida are authorized by law to close.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the ability of the Buyer to perform its obligations under this Agreement and the other Transaction Documents or (b) the ability of the Buyer to consummate the Contemplated Transactions.

“Charter Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certificate of organization and operating agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted by, or filed in connection with the creation, formation, or organization of, a Person, including any trust; and (f) any amendment to any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including (a) the sale of the Transferred Assets, (b) the execution, delivery and performance of this Agreement and the other Transaction Documents and (c) the Buyer’s acquisition and ownership and exercise of control over the Transferred Assets following the Closing.

“Contract” means any contract, agreement, lease, license, franchise, indenture, note, bond, mortgage, loan, commitment, instrument, instrument, obligation or other legally binding arrangement, whether written or oral.

“Damages” means any and all damages, losses, Liabilities, diminution of value, obligations, penalties, fines, claims, litigation, demands, defenses, judgments, suits, Proceedings, costs, disbursements or expenses (including attorneys’ and experts’ fees and disbursements) of any kind or of any nature whatsoever (whether based in common law, statute or contract; fixed or contingent; known or unknown) suffered or incurred by a party hereto, its officers, directors, employees, Affiliates, successors and assigns (including, in the case of the Buyer, any transferee of an interest in any of the Transferred Assets), whether or not involving a third party claim. “Damages” shall also include costs, expenses and disbursements incurred in establishing the right to be indemnified hereunder. Notwithstanding the foregoing, “Damages” shall not include punitive or exemplary damages, except to the extent such damages are paid to a third party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FF&E” means all tangible assets and properties and fixed assets related to or used in the Business (other than the Excluded Assets), including all furniture, fixtures, equipment and signs; all copy machines, computers, facsimile machines, televisions, telephones and other office equipment and similar property; all shelving and partitions; all tables, chairs, kitchen equipment and appliances; all audiovisual equipment, and banquet equipment; all tools, parts and spare parts; all art work, trophies, promotional material, programs, videos, films, photographs and office memorabilia; all computer hardware, databases and data storage systems, computer, data, database and communications networks; and other similar items of personal property, including those listed on Schedule 1.1(a);

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any Taxing authority, agency, branch, board, department, commission, bureau, official, or entity and any court, arbitrator or other tribunal); or (d) body exercising or entitled to exercise any administrative, executive, judicial, arbitral, legislative, police, regulatory or Taxing authority or power of any nature.

“Indebtedness” of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities); (c) all leases of (or other Contracts conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be accounted for as a capital lease on the balance sheet of such Person or would otherwise be disclosed as such in a note to such balance sheet; (d) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (e) all obligations of the type referred to in clauses (a) through (d) of any other Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means: all rights in intellectual property of any type throughout the world, including, but not limited to: (a) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisions, non-provisions, reexaminations, reissues and extensions; (b) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (c) copyrights, whether registered or common law, and registrations and applications for registration thereof; (d) trade secrets and know-how; (e) domain names; (f) rights of publicity and privacy, rights to personal information and moral rights; (g) shop rights; (h) any other rights in the following: inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, Software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies; (i) all rights to any of the foregoing provided in international treaties and convention rights; (j) the right and power to assert, defend and recover title to any of the foregoing; (k) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (l) all rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Leased Real Property” means each parcel of real property leased by a Seller and used in or necessary for the conduct of the Business as currently conducted, together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including those listed on Schedule 1.1(b).

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any costs and expenses relating thereto and any liability for Taxes.

“Lien” means any mortgage, lien (statutory or other), pledge, community property interest, assignment, deed of trust, hypothecation, adverse claim, lease, charge, option, right of first refusal, preemptive right, security interest, easement, servitude, transfer restriction, restrictive covenant or other encumbrance or restriction on use of any kind or nature, or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, capital lease, trust receipt or other title retention agreement, or the signing or filing of a financing statement covering any property.

“Order” means any order, decision, writ, injunction, decree, judgment, award, ruling, subpoena, determination, directive or demand of a court, arbitrator, tribunal or other Governmental Body.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Software” means all Software that is owned or purported to be owned by Seller directly used in the operations of the acquired business.

“PCAOB” means the accounting standards put forth by the Pubic Company Accounting Oversight Board, and its members.

“Permits” means all permits, consents, certificates, clearances, licenses, approvals, exemptions, waivers, franchises, registrations, Orders and any other authorizations issued or granted by any Governmental Body or pursuant to any Requirement of Law.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, entity or any Governmental Body or political subdivision thereof or any other entity or organization. Person shall also include a successor, heirs and assigns of a Person when the context permits.

“Proceeding” means any actions, demands, charges, complaints or proceedings by or before any Governmental Body, including any suits, proceedings, arbitrations, hearings, audits, investigations or claims of any kind (whether judicial, civil, criminal, administrative, arbitral, investigative, or at law or in equity).

“Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (a) require the licensing or distribution of source code to licensees, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (c) except as specifically permitted by applicable Requirements of Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (d) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata) or within any building, structure, facility or fixture.

“Requirement of Law” means any foreign, Federal, state or local statute, law (including Environmental Laws), code, ordinance, rule, regulation, Order, writ, injunction, decree, treaty, judicial or administrative decision or directive or any other applicable requirement of any Governmental Body.

“Seller Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, operations, assets (including the Transferred Assets), condition (financial or otherwise), or results of operations of the Business, taken as a whole, (b) the ability of the Seller to perform their obligations under this Agreement and the other Transaction Documents or (c) the ability of the Seller to consummate the Contemplated Transactions.

“Sellers’ Accounts Receivable” means that list of accounts receivables of the Seller that arose out of the Business prior to Closing that are not Post-Closing Revenue, and are set forth on Schedule 6.17 hereto (together with Post-Closing Revenue), as such schedule may be amended by the Seller from time to time during the 30-day period immediately post-Closing by written notice to the Buyer for accounts receivable that are properly invoiced in accordance with GAAP.

“Software” means all computer programs, firmware, programs and databases, in any form, including without limitation, source code, object code, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“Subsidiary” with respect to any Person, any corporation more than 50% of the voting stock of which is at the time owned by such Person and/or one or more of its other subsidiaries.

“Tangible Personal Property” means, collectively, the FF&E, the Supplies and Inventory, and the Records.

“Taxes” means all taxes of any kind, including, without limitation, those on, or measured by or referred to as income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, ad valorem, fee, assessment, levy, tariff, import or export duties, sales, use, transfer, registration, value added, alternative, estimated or any other tax of any kind whatsoever, including any interest, penalty, fine or addition thereto, whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax sharing agreement or other Contract.

“Tax Returns” means all returns, reports, estimates, declarations, information returns and statements of any nature regarding Taxes or pursuant to any Requirement of Law relating to Taxes for any period, including any schedule or attachment thereto, and including any amendment thereto.

“Transaction Documents” means this Agreement, the Assumption Agreement, the Bill of Sale, the Contract Assignment, the Noncompetition Agreement, the Employment Agreement, the Trademark Assignment, and any other agreements, certificates, instruments and other documents executed and delivered pursuant to this Agreement and the Contemplated Transactions.

I.2.     Location of Additional Defined Terms. In addition to the terms defined in Section 1.1, below is a list of terms defined elsewhere in this Agreement.

Term     Section

“Acquisition Proposal”     Section 6.2

“Adjusted Purchase Price”     Section 3.3

“Agreement”     Introductory Paragraph

“Assigned Contracts”     Section 2.1

“Assumed Expenses”     Section 2.3

“Assumed Liabilities”     Section 2.3

“Assumed Payables”     Section 2.3

“Balance Sheets”     Section 4.4

“Business”     Preamble

“Buyer”     Introductory Paragraph

“Buyer’s Damages”     Section 9.1

“Buyer Indemnitees”     Section 9.1

“Claims”     Section 2.1

“Closing”     Section 3.4

“Closing Date”     Section 3.4

“Closing Statement”     Section 3.3

“Confidentiality Provisions”     Section 6.4

“Customers”     Section 4.21

“Effective Time”     Section 3.4

“Employee Plan”     Section 4.8

“Estimated Statement”     Section 3.3

“Excluded Assets”     Section 2.2

“Existing Accounts”     Section 6.17

“Financial Statements”     Section 4.4

“Fundamental Representations”     Section 9.6

“Indemnified Party”     Section 9.4

“Indemnifying Party”     Section 9.4

“Interim Balance Sheet”     Section 4.4

“Interim Financial Statements”     Section 4.4

“Leases”     Section 4.6

“Notice of Disagreement”     Section 3.3

“On-Site Cash”     Section 2.1

“Owned Business Intellectual Property”     Section 2.1

“Post-Closing Revenue”     Section 2.1

“Post-Closing Activities”     Section 2.1

“Purchase Price”     Section 3.2

“Records”     Section 2.1

“Required Consents”     Section 3.5

“Retained Liabilities”     Section 2.4

“Scheduled Business Intellectual Property”     Section 4.13

“Seller Indemnitees”     Section 9.2

“Seller”     Introductory Paragraph

“Seller’s Damages”     Section 9.2

“Specified Representations”     Section 9.6

“Statement Finalization Date”     Section 3.3

“Supplies and Inventory”     Section 2.1

“Third Party Intellectual Property License”     Section 4.13

“Transferred Assets”     Section 2.1

“Transferred Employee”     Section 6.8

I.3.     Rules of Construction. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) this Agreement and the other Transaction Documents shall be deemed to have been drafted by the parties and neither this Agreement nor any other Transaction Document shall be construed against any party as the principal draftsperson hereof or thereof; (f) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; (g) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered references or citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions referenced or cited; (h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (i) the headings in this Agreement and the other Transaction Documents are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision hereof or thereof; (j) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion; (k) the word “including” or any variation thereof means including, without limitation; and (l) if any action is to be taken by any party hereto pursuant to this Agreement, or any term set forth herein expires, on a day that is not a Business Day, such action shall be taken, or term shall expire, on the next Business Day following such day.

II. TERMS OF THE TRANSACTION

II.1.     Transfer of Property, Assets and Business.

(a)     Due to the early stage of business development of MyCare it is recognized that the only assests owned by the Seller and the totality of these assets are the sumtotal of what is being conveyed by this purchase agreement are the intellectual property(ies) of the organization.

(b)     On and subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, grant, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller’ right, title and interest in, to and under the properties, assets, rights, interests, claims, goodwill and business of the Seller related to or used in, or otherwise constituting a part of, the Business including all assets, whether tangible or intangible, vested or unvested, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located and, whether or not any of such assets is reflected on the books and records of the Seller or has any value for accounting purposes, as the same shall exist on the Closing Date (collectively, the “Transferred Assets”), free and clear of any Lien:

(2)     all Intellectual Property (A) owned by Seller in connection with the Business (the “Owned Business Intellectual Property”), including the Intellectual Property listed in Schedule 2.1(a)(viii), or (B) used by Seller in connection with the Business;

(3)     all other intangible property rights or claims owned or claimed by Seller, including goodwill and customer information, which relate to the Business or the Transferred Assets; Assumption of Liabilities. On the Closing Date, the Buyer shall assume, undertake to pay, perform or discharge when due the following Liabilities of the Seller to the extent exclusively related to the Business and/or the Transferred Assets (all of which are hereinafter referred to collectively as the “Assumed Liabilities”), all of which the Buyer will assume and pay, discharge or perform, as appropriate, from and after the Closing Date in accordance with the provisions of the Assumption Agreement:

(a)     any Liability of Seller under the Assigned Contracts but only to the extent that such Liability is required to be performed after the Closing or directly arises out of or directly relates to Post-Closing Activities, was incurred in the Ordinary Course of Business and does not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller prior to the Closing;

(b)     except as specifically provided in Section 6.8, all Liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee incurred on or after the Closing; and

(c)     subject to any appropriate prorations or adjustments in accordance with Section 3.3(b), all accrued expenses of the Seller relating to the Business (the “Assumed Expenses”) and all accounts payable of the Seller relating to the Business (the “Assumed Payables”) to the extent, and only to the extent, that such Assumed Expenses and Assumed Payables directly arise out of or directly relate to Post-Closing Activities.

Assumed Liabilities shall be set forth on Exhibit B.

Notwithstanding the foregoing, the Buyer shall not assume and does not hereby agree to pay, discharge, or perform any obligations, amounts, payables, or Liabilities that arise out of or relate to any breach, default, or violation by Seller, whether asserted prior to or after the Closing.

II.2.     Liabilities Not Assumed. Other than the Assumed Liabilities specifically assumed under Section 2.3 or the Assumption Agreement, the Buyer shall assume no Liability of any kind or nature, and the Buyer shall not be deemed to have assumed, and hereby expressly disclaims, any Liability of any kind or nature of the Seller, or relating to the Business or the Transferred Assets or the Transferred Employees (including Employee Plans), whether based in common law or statute, or arising under contract or otherwise, known or unknown, fixed or contingent, real or potential, tangible or intangible, asserted or unasserted, and whether now existing or hereafter arising, each of which shall be retained by the Seller (collectively, the “Retained Liabilities”).

III. THE PURCHASE PRICE; CLOSING

III.1.     Purchase Price.

(a)     The Transferred Assets shall be sold, assigned, granted, transferred, conveyed and delivered by the Seller and shall be purchased, acquired and accepted by the Buyer for an aggregate purchase price equal to, subject to audit, $120,000 in total face value, to be paid through the issuance of the Buyer’s Series A Preferred A stock at a value of $25.00 per share as further described in Exhibit C to this agreement., The consideration shall be paid in equal proportion of $30,000 each to James Woodburn, Kevin Lee Smith, Michael Howe and Rebecca Hafner-Fogarty, or their successors and assignees, such shares to be delivered into escrow at closing or earliest practical date, whose release is subject only to completion of the audit, if needed, within sixty (60) days of closing.

III.2.     Prorations and Apportionments.

(a)     No later than five (5) Business Days before the Closing Date, the Seller will prepare and deliver to the Buyer for its reasonable approval an estimated closing statement (the “Estimated Statement”) setting forth its good faith estimate of the amounts of the items to be adjusted and prorated under Section 3.3(b). The final Estimated Statement shall be attached as Schedule 3.3(a) hereto. If the Buyer does not agree with the Estimated Statement, the Buyer shall notify the Seller, in which case the Buyer and the Seller shall negotiate in good faith to revise the Estimated Statement prior to Closing. The Purchase Price shall be (i) increased to the extent that the cumulative effect of the adjustments and prorations set forth in the final Estimated Statement under this Section 3.3(a) is in favor of the Seller and (ii) decreased to the extent that the cumulative effect of the adjustments and prorations set forth in the final Estimated Statement under this Section 3.3(a) is in favor of the Buyer. In addition, the Buyer and the Seller agree to cooperate in good faith to ensure that all appropriate adjustments and prorations are made in the Estimated Statement and the Closing Statement and to disclose any error in the Estimated Statement or the Closing Statement of which it becomes aware prior to the Statement Finalization Date.

(2)     Upon Closing Seller will certify the transaction is closed an no additional adjustments or changes are necessary. This certification will close all present and future claims for adjustments.

III.3.     Closing. Subject to the terms and conditions set forth herein, the closing of the sale and purchase of the Transferred Assets and the other Contemplated Transactions (the “Closing”) shall be held at the offices of the Buyer or other designated location on such date as determined by the Buyer, after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) and after Buyer has provided no less than ten (10) day’s advance written notice to Seller, but, in any event, not earlier than January 31,2020 unless otherwise agreed upon by all parties in writing. The time and date of Closing is herein called the “Closing Date.” All Contemplated Transactions to occur on the Closing Date shall be deemed to have occurred simultaneously at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”). Notwithstanding the foregoing, Buyer shall reasonably endeavor to coordinate the Closing Date with the end of any normal payroll periods.

III.4.     Deliveries at Closing. The following documents will be executed and delivered, as applicable, by the Buyer or the Seller at or prior to the Closing:

(a)     Bill of Sale and Assignment. The Seller shall execute and deliver to Buyer a Bill of Sale and Assignment (the “Bill of Sale”) and a final clearance of all claims for a purchase price adjustment in a form mutually acceptable to the parties.

(b)     Other Documents. The Seller shall execute and deliver to the Buyer such other bills of sale, assignments, endorsements, non-compete agreements, powers of attorney, and other good and sufficient instruments and documents of transfer and assignment, all dated the Closing Date, and in a form satisfactory to the Buyer as shall be necessary and effective to transfer and assign to, and further vest in, the Buyer, all of the Transferred Assets. Simultaneously with such deliveries, the Seller shall take all commercially reasonable steps required to put the Buyer in actual possession and operating control of the Transferred Assets.

III.5.     Further Assurances. From time to time, pursuant to the request of the Buyer or the Seller delivered to the other party after the Closing Date, each party, at the requesting party’s expense, shall execute, deliver and acknowledge such other instruments and documents of conveyance and transfer and shall take such other actions and shall execute and deliver such other documents, certifications and further assurances as the other party reasonably may request in order to vest and confirm more effectively in the Buyer title to or to put the Buyer more fully in legal possession and operating control of, or to enable the Buyer to use, any of the Transferred Assets, or to otherwise carry out the purposes and intent of this Agreement. The Seller will forward and remit to the Buyer any payment on account of any Transferred Asset, including any payments on accounts or notes receivable generated after the Closing Date.

IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each of the Seller represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date that the statements contained in this Article IV are true, correct and complete, except as set forth expressly and particularly in the Schedules to this Agreement, delivered to the Buyer by the Seller and dated the date of this Agreement. No disclosure set forth in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicability of such disclosure is reasonably apparent on its face.

IV.1.     Authority; Execution and Delivery; Enforceability. Seller has all necessary legal right, power and authority (including full corporate power and authority, to the extent applicable) to sell, convey, transfer, assign and deliver the Transferred Assets to the Buyer as contemplated by this Agreement, and Seller has all necessary legal right, power, and authority to execute, deliver and perform its obligations hereunder and under the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary action on the part of Seller. Seller has taken all action required by Requirements of Law or otherwise to authorize and to approve the execution, delivery and performance of this Agreement, the other Transaction Documents to which it is to be a party and the documents, agreements and certificates executed and delivered by it or to be executed and delivered by it in connection herewith and therewith. This Agreement is, and each other Transaction Document to which Seller is to be a party, when executed and delivered by Seller, as applicable, at the Closing will be, duly executed and delivered by Seller and shall constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies and generally and to general principles of equity. All individuals who have executed this Agreement on behalf of Seller, or who will execute on behalf of Seller any other Transaction Document or other documents, agreements and certificates in connection herewith or therewith, have been duly authorized to do so by all necessary corporate action.

IV.2.     No Conflicts; Consents.

(a)     Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time): (i) conflict with or result in any violation of or constitute a breach of or give rise to a right of termination or cancellation of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Charter Documents of any Seller or, except as set forth on Schedule 4.3 hereto, under any Material Contract to which any Seller is a party or which is binding upon Seller or any of the Transferred Assets (including any Material Contract); (ii) result in the creation of any Lien upon any of the Transferred Assets; (iii) violate any Order of any Governmental Body against or affecting or binding upon, any Seller or any of the Transferred Assets, or upon the securities or other properties or business of Seller; (iv) constitute a violation by any Seller of any Requirement of Law as such Requirement of Law relates to such Seller, the Business or any of the Transferred Assets or Assumed Liabilities; or (v) result or cause the Buyer to be subject to, or to become liable for the payment of, any Tax.

(b)     Except as set forth on Schedule 4.3 hereto, no approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by or any notice to any Governmental Body or other Person is required to be made, obtained or given by any Seller: (i) for or in connection with the valid execution and delivery by any Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation by any Seller of the Contemplated Transactions, including without limitation, the assignment of all Intellectual Property, (ii) for or in connection with the sale, transfer, assignment, conveyance, or delivery of the Transferred Assets, free and clear of any Lien, to the Buyer or the assumption of the Assumed Liabilities by the Buyer, or (iii) as a condition to the legality, validity or enforceability as against any Seller of this Agreement or the other Transaction Documents.

IV.3.     Financial Statements; No Undisclosed Liabilities. Due to the early stage of business development of MyCare it is certified by all Seller parties to this agreement that there are currently no revenue, liabilities, contracts nor financial documents that have relevance to the contemplated transaction. As a result it is agreed by both the Buyer and Seller that normal due diligence of these specific items is irrelevant, unnecessary and is being waived for the contemplated transaction

IV.4.     Transferred Assets.

(a)     Title. The Seller have good and marketable title to, or a valid leasehold interest in, all Transferred Assets, free and clear of any and all Liens. Upon the sale to the Buyer hereunder, the Buyer shall have good and marketable title to, or a valid leasehold interest in, all Transferred Assets, free and clear of all Liens. Other than this Agreement, there are no existing Contracts with, of or to any Person to acquire any of the assets, properties or rights of the Seller included in the Transferred Assets, or any interest therein.

IV.5.     Employees; Labor Matters.

(a)     It is hereby certified by all Seller parties that the only personnel (including employees full or part time or independent contractors) involved or impacted by this contemplated transaction are the four individuals listed by signatories to this agreement. No other individuals, corporate entities, or governmental bodies have any claim on the assets being transferred.

IV.6.     Compliance With Laws. Seller has complied and is in compliance with all Requirements of Law applicable to it, the Transferred Assets and the Business. Seller has not at any time received any communication from any Person that alleges that Seller is not in compliance with any applicable Requirement of Law.

IV.7.     Legal Proceedings. Schedule 4.12 sets forth a list as of the date of this Agreement of each Proceeding or claim pending, resolved or settled or, to the Knowledge of the Seller, threatened against or affecting any Seller or any of the Transferred Assets and that (a) related or relates to or involved or involves the Business or the Transferred Assets, (b) sought or seeks any injunctive relief or (c) related or relates to the Contemplated Transactions. To the Knowledge of the Seller, there are no unasserted claims of the type that would be required to be disclosed in Schedule 4.12.

IV.8.     Intellectual Property.

(a)     Schedule 4.13(a) contains a true, complete and accurate list of each of the following items of Owned Business Intellectual Property: patents, patent applications, trademarks, service marks, trade names, corporate names, whether or not registered and the registrations of and applications for registration of the foregoing; registered copyrights and applications for and registrations of such copyrights; and domain names and registrations thereof (such items required to be listed, referred to herein as “Scheduled Business Intellectual Property”). Schedule 2.1(a)(x) accurately summarizes, where applicable, the following for each item of Scheduled Business Intellectual Property: patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s), country of origin, and the next maintenance fee and other administrative obligations required to maintain or prosecute such Intellectual Property. Schedule 2.1(a)(x) contains a true, complete and accurate list of the Owned Software.

(b)     Each Seller has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, the Owned Business Intellectual Property, free and clear of all Liens. Each item of Owned Business Intellectual Property is valid and enforceable. In no instance has copyright protection in the Owned Software been dedicated to the public domain. With respect to any registered Owned Business Intellectual Property, (i) all such Owned Business Intellectual Property is valid and in full force and effect and (ii) the Seller have paid all maintenance fees and made all filings required to maintain ownership thereof.

(c)     The Owned Business Intellectual Property and Third Party Intellectual Property Licenses include all rights in Intellectual Property used in or necessary for the operations or conduct of the Business as currently conducted and proposed to be conducted.

(d)     No Owned Business Intellectual Property is subject to any Order that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects the Owned Business Intellectual Property. The Owned Business Intellectual Property, the Transferred Assets, and the Seller’s operation of the Business have not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There has not been any unauthorized disclosure of any third-party Intellectual Property by Seller, or by any employees or officers of Seller. The use of the Owned Business Intellectual Property by the Seller does not conflict with any rights of any Person. There is not and has not been any unauthorized use or disclosure, infringement, misappropriation or other violation of any Owned Business Intellectual Property by any Person.

(e)     There has been no claim made, or to Knowledge of the Seller, threatened, by or against any Seller (and Seller has been a party to any Proceeding including such a claim), and Seller has not received notice of any such claim with respect to the ownership, validity, enforceability, effectiveness, or use of the Owned Business Intellectual Property.

V. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

V.1.     Authority; Enforceability. The Buyer has full power and authority to execute this Agreement and the other Transaction Documents to which it is, or is specified to be, a party and to consummate the Contemplated Transactions. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action. The Buyer has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each other Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each other Transaction Document to which it is, or is specified to be, a party will after the Closing constitute, its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

V.2.     No Conflicts; Consents.

(a)     Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time): (i) conflict with or result in any violation of or constitute a breach of or give rise to a right of termination or cancellation of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Charter Documents of the Buyer or under any Contract to which the Buyer is a party; (ii) violate any Order of any Governmental Body against or affecting or binding upon the Buyer; or (iii) constitute a violation by the Buyer of any Requirement of Law.

(b)     No approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by or any notice to any Governmental Body or other Person is required to be made, obtained or given by the Buyer for or in connection with the valid execution and delivery by the Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation by the Buyer of the Contemplated Transactions.

V.3.     Financial Ability. The Buyer has sufficient funds to purchase the Transferred Assets and to make payment of all amounts to be paid by it hereunder, in each case on the terms and conditions contemplated by this Agreement.

V.4.     Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the Contemplated Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof.

VI. ADDITIONAL COVENANTS OF THE PARTIES

VI.1.     Exclusivity. Seller shall, and Seller shall authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Transferred Assets. In addition to the other obligations under this Section 6.2, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its representatives) advise the Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Seller agrees that the rights and remedies for noncompliance with this Section 6.2 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

VI.2.     Access to Information. From the date hereof until the Closing, Seller shall (a) afford the Buyer and its representatives full and free access to and the right to inspect all of the assets and data related to the Business; (b) furnish the Buyer and its representatives with such data and information related to the Business as the Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of the Seller to cooperate with the Buyer in its investigation of the Business.

VI.3.     Confidentiality. Each party acknowledges that any information being provided to it from the other party in connection with the Contemplated Transactions is subject to the confidentiality and nondisclosure terms set forth in those certain letter agreements between the Seller and the Buyer, dated as of December 2018 (the “Confidentiality Provisions”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Provisions shall terminate. Seller shall keep confidential, and cause its Affiliates and its and their respective officers, directors, managers, employees and advisors to keep confidential, all information relating to the Business, except as required by Requirements of Law and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.4. Except as otherwise set forth herein, following the Closing, no party shall, directly or indirectly, disclose any information relating to the financial terms of the Contemplated Transactions; provided that the foregoing restriction shall not apply to information that becomes available to the public other than as a result of a breach of this Section 6.4 or as required by Requirements of Law or as a result of a Proceeding; provided, however, that any party required to disclose such information pursuant to a Proceeding shall have provided prior written notice to the other parties of such Proceeding and reasonably cooperates if such other party seeks to obtain a protective order.

VI.4.     Commercially Reasonable Efforts. On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur.

VI.5.     Publicity. No party shall issue any press release or announcement or make any reference to the Contemplated Transactions to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that (a) the parties may make such disclosure as may be required by Requirements of Law (including relevant securities laws or any listing or trading agreement covering publicity traded securities) in which case the party making the release or announcement shall, if practicable, before making such release or announcement, afford the other party a reasonable opportunity to review and comment upon such release or announcement, (b) each of the Seller and the Buyer may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Contemplated Transactions after reasonable prior notice to and consultation with the other; and (c) the parties may make such disclosure to the extent any press release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 6.6.

VI.6.     Approvals and Consents. Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Requirements of Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, approvals and other Permits from all Governmental Bodies and other third parties that are necessary or advisable in connection with the Contemplated Transactions. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, approvals and Permits. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders, approvals and Permits. The parties shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.5(e).

VI.7.     Employee and Labor Matters.

(a)     Seller certifies there are no employees involved in MyCare nor are there any parties with current, future or potential claims that would affect the contemplated transaction or the operations of the company going forward

VI.8.     Bulk Sales Compliance. The Buyer hereby waives compliance by the Seller with the provisions of the applicable Bulk Sales Law of the Uniform Commercial Code of each applicable jurisdiction to the extent applicable to the Contemplated Transactions. The Seller shall indemnify and hold harmless the Buyer and its Affiliates from and against any and all Damages that result from such non-compliance except with regard to Assumed Liabilities.

VI.9.     Access to Records. The Buyer agrees that it will provide the Seller reasonable access to the Records for purposes of completing Tax Returns and other reasonable purposes, during normal business hours and in a manner so as not to interfere with the normal business operations of the Buyer. The Buyer agrees that if it moves such Records to a different location it shall provide the Seller with a reasonable opportunity to make copies or extracts of such Records needed for purposes of completing Tax returns prior to such move and that it shall provide the Seller reasonable access to the Records following such move. The Seller will treat such information as confidential.

VI.10.     Domain Names. Prior to the Closing, the Seller shall take such action and execute such documentation as is necessary to transfer ownership and control to the Buyer and make the Buyer the registrant and administrative contact for the domain names set forth on Schedule 2.1(a)(x).

VII. CONDITIONS PRECEDENT

VII.1.     Conditions to Each Party’s Obligation. The obligation of the Buyer to purchase and pay for the Transferred Assets and the obligation of the Seller to sell the Transferred Assets to the Buyer is subject to satisfaction of the condition that no Requirement of Law or Order or other legal restraint or prohibition imposed by a Governmental Body, preventing the consummation of the Contemplated Transactions, shall be in effect.

VII.2.     Conditions to Obligation of the Buyer. The obligation of the Buyer to purchase and pay for the Transferred Assets is subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Seller in this Agreement and the other Transaction Documents that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Buyer shall have received a certificate signed by each Seller, or an authorized officer of Seller, to such effect.

(b)     Performance of Obligations. Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. The Buyer shall have received a certificate signed by Seller, or an authorized officer of Seller, to such effect.

(c)     Absence of Proceedings. There shall not be pending or threatened any Proceeding (i) challenging or seeking to restrain or prohibit the Contemplated Transactions or seeking to obtain from the Buyer or any of its Subsidiaries in connection with the Contemplated Transactions any damages, (ii) seeking to prohibit or limit the ownership or operation by the Buyer or any of its Subsidiaries of any portion of the business or assets of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its respective Subsidiaries to dispose of or hold separate any portion of the business or assets of the Buyer or any of its Subsidiaries, in each case as a result of the Contemplated Transactions, or (iii) seeking to impose limitations on the ability of the Buyer to acquire or hold, or exercise full rights of ownership of, the Transferred Assets or seeking to prohibit the Buyer or any of its Subsidiaries from effectively controlling in any material respect the Business.

(d)     Deliveries. The Seller shall have delivered to the Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.5.

(e)     Required Consents. The Buyer shall have received the Required Consents.

(f)     Material Adverse Effect. There shall have not been any events, occurrences or developments that, individually or in the aggregate, have resulted or could reasonably be expected to result in a Seller Material Adverse Effect.

(g)     Releases. The Seller shall have delivered to the Buyer written evidence, reasonably satisfactory to the Buyer, of the termination of all UCC filings and release of all Liens, if any, against the Transferred Assets, including any Liens on motor vehicles included among the Transferred Assets.

VII.3.     Conditions to Obligations of the Seller. The obligation of the Seller to sell the Transferred Assets to the Buyer is subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Buyer made in this Agreement and the other Transaction Documents qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Seller shall have received a certificate signed by an authorized officer of the Buyer to such effect.

(b)     Performance of Obligations. The Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the time of the Closing. The Seller shall have received a certificate signed by an authorized officer of the Buyer to such effect.

(c)     Deliveries. The Buyer shall have delivered to the Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.5.

(d)     Good Standing and Officer’s Certificates. The Buyer shall have delivered (i) certificates of good standing or active status of the Buyer dated not more than ten Business Days prior to the Closing Date and (ii) a certificate of an officer of the Buyer certifying: (A) the true and correct Charter Documents of such Buyer, as of the Closing; (B) the names and true signatures of the officers or other authorized persons of the Buyer authorized to sign this Agreement and the other documents to be delivered by Seller hereunder; and (C) copies of the resolutions duly adopted by the Buyer, authorizing the execution, delivery and performance by the Buyer of this Agreement and each of the other Transaction Documents, agreements, instruments and documents contemplated hereby.

(e)     Payment of Purchase Price. Buyer shall have delivered to the Sellers the Purchase Price.

VII.4.     Frustration of Closing Conditions. Neither the Buyer nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 6.5.

VIII. TERMINATION

VIII.1.     Termination.

(a)     Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing:

(2)     by mutual written consent of the Seller and the Buyer;

(3)     by the Seller upon written notice to Buyer if:

(x)     no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by the Buyer before this will have to be adjusted.

(y)      any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing

(4)     by the Buyer upon written notice to Seller if:

(x)     the Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by the Seller before the Outside Date; or

(y)     any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(5)     by the Seller or the Buyer upon written notice to the other if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited; or

(6)     by the Seller or the Buyer upon written notice to the other if any Governmental Body shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

VIII.2.     Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (a) Section 6.4 (Confidentiality); (b) Section 6.12 (Expenses; Transfer Taxes); (c) Section 8.1 (Termination) and this Section 8.2, (d) Section 6.6 (Publicity); (e) Article X; and (f) Section 3.1 (Deposit). If there is any breach by a party of the material terms and provisions of this Agreement, nothing in this Section 8.2 shall be deemed to release such party from any Liability for such breach or to impair the right of any other party to compel specific performance by such breaching party of its obligations under this Agreement.

IX. INDEMNIFICATION

IX.1.     Indemnification by the Seller. (a) From and after the Closing, each Seller shall, jointly and severally, subject to the limitations set forth in Section 9.3 and Section 9.6, indemnify the Buyer, its Affiliates, and each of their respective officers, directors, managers, employees, stockholders, members, agents and representatives (the “Buyer Indemnitees”) for, shall jointly and severally hold harmless, protect and defend the Buyer Indemnitees from and against, and shall jointly and severally reimburse the Buyer Indemnitees for, any and all Buyer’s Damages (as defined below).

(a)     The term “Buyer’s Damages” means all Damages sustained, incurred or suffered by the Buyer Indemnitees resulting from or arising in connection with:

(2)     any breach of any representation or warranty of the Seller contained in or made pursuant to this Agreement, the other Transaction Documents or in any certificate, instrument or agreement delivered to the Buyer pursuant to or in connection with this Agreement or any Schedule or Exhibit hereto (without giving any effect to any supplemental disclosure after the date of this Agreement) (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (i) the representations and warranties of the Seller contained herein and therein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Seller Material Adverse Effect);

IX.2.     Indemnification by the Buyer.

(a)     From and after the Closing, the Buyer shall be liable for, shall indemnify the Seller, their Affiliates and their respective officers, directors, managers, employees, stockholders, members agents and representatives (the “Seller Indemnitees”) for, shall hold harmless, protect and defend the Seller Indemnitees, from and against, and shall reimburse the Seller for, any and all Seller’s Damages (as defined below).

(b)     The term “Seller’s Damages” means all Damages sustained, incurred or suffered by the Seller Indemnitees resulting from or arising in connection with: (i) any breach of any representation or warranty of the Buyer contained in or made pursuant to this Agreement, the other Transaction Documents or in any certificate, instrument or agreement delivered to the Seller pursuant to or in connection with this Agreement (without giving effect to any supplemental disclosure after the date of this Agreement) (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (ii) the representations and warranties of the Buyer contained herein and therein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Buyer Material Adverse Effect); (ii) any breach of any covenant or obligation of the Buyer under or in connection with this Agreement or the other Transaction Documents to which the Buyer is a party; (iii) any Assumed Liability; (iv) the conduct of the Business and the operation of the Transferred Assets by the Buyer from and after the Effective Time; and (v) any Taxes properly payable by or the responsibility of Buyer under this Agreement, including Section 6.12 and Section 6.14.

IX.3.     Limitations. The aggregate amount of all Buyer Damages for which Seller shall be liable under clause (i) of Section 9.1(b) shall not exceed $5,000; provided, however, no amount shall be payable in indemnification for a breach of a representation under clause (i) of Section 9.1(b) until the aggregate amount of such Buyer Damages as to which the Seller would be liable with respect to such claim(s) equals or exceeds, on a cumulative basis, $5,000 (the “Basket”), at which point the Seller shall only be liable for Buyer Damages over and above the Basket, subject to the limitations set forth in this Article IX.

IX.4.     Matters Involving Third Parties.

(a)     If any Proceeding shall be instituted, or any claim or demand made, against an indemnified party or a party which proposes to assert that the provisions of this Article IX apply (the “Indemnified Party”) such Indemnified Party shall give prompt written notice of the claim to the party obliged or alleged to be so obliged to indemnify such Indemnified Party (the “Indemnifying Party”). The omission to so notify the Indemnifying Party shall not relieve such Indemnifying Party from any duty to indemnify in respect of such claim unless the omission to notify materially prejudice the ability of the Indemnifying Party to participate in or assume the defense of such claim. After any Indemnifying Party has received notice from an Indemnified Party that a claim has been asserted against such Indemnified Party, the Indemnifying Party shall promptly pay to the Indemnified Party the amount of such Damages in accordance with and subject to the provisions of this Section 9.4; provided, however, that no such payment shall be due during any period in which the Indemnifying Party is contesting in good faith either its obligation to make such indemnification or the amount of Damages payable, or both. After any Indemnifying Party has received notice from an Indemnified Party that a claim has been asserted against it by a third party, the Indemnifying Party shall have the right, upon giving written notice to the Indemnified Party, to participate in the defense of such claim and to elect to assume the defense against the claim, at its own expense, through the Indemnified Party’s attorney or an attorney selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that it shall be a condition to such election to assume such defense that (i) the Indemnifying Party shall provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the claim and to fulfill its indemnification obligations hereunder, and (ii) the claim involves only money damages and does not seek an injunction or other equitable relief. If the Indemnifying Party fails to give prompt written notice of such election within thirty days of notice, then the Indemnifying Party shall be deemed to have elected not to assume the defense of such claim and the Indemnified Party may defend against the claim with its own attorney. The Indemnifying Party agrees that if it assumes such defense, it will conduct such defense actively and diligently. If the Indemnifying Party is conducting the defense of a claim, the Indemnified Party may retain separate co-counsel at its cost and expense and participate in such defense.

(b)     If the Indemnifying Party does not elect to participate in or to assume or is deemed to have elected not to assume the defense of a claim or in the event any of the conditions in the proviso to Section 9.4(a) above becomes unsatisfied then: (i) the Indemnified Party alone shall have the right to conduct such defense; (ii) the Indemnified Party shall have the right to compromise and to settle, in good faith, the claim with the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; (iii) the Indemnifying Party will periodically reimburse the Indemnified Party for costs (including reasonable legal fees), unless the Indemnifying Party is contesting the right of the Indemnified Party to indemnification under this Article IX; and (iv) if it is ultimately determined that the claim of loss which shall form the basis of such judgment or settlement is one that is validly an obligation of the Indemnifying Party that elected not to assume the defense, then such Indemnifying Party shall be bound by any ultimate judgment or settlement as to the existence and the amount of the claim and the amount of said judgment or settlement (including the costs and expenses of defending such claims) shall be conclusively deemed for all purposes of this Agreement to be a Liability on account of which the Indemnified Party is entitled to be indemnified hereunder.

IX.5.     Exclusive Remedy. Subject to Section 10.3, the remedies provided for in this Article IX shall be the sole and exclusive remedies of the parties hereto and their Affiliates and their respective successors and assigns for any claims arising under this Agreement or in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not under the Noncompetition Agreement or in connection with the transactions contemplated thereby); provided, however, that the foregoing will not limit any party’s rights related to claims of fraud or willful misconduct, or to seek equitable remedies.

IX.6.     Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing for purposes of this Article IX as follows: (i) Sections 4.1 (Organization; Standing and Power), 4.2 (Authority; Execution and Delivery; Enforceability), 4.3 (No Conflicts; Consent), 4.5(a) and (b)(Transferred Assets), 4.17 (Transactions with Affiliates), and 4.19 (Financial Advisors) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely; (ii) Sections 4.7 (Employees; Labor Matters), 4.8 (Employee Benefits), 4.10 (Environmental), and 4.15 (Tax Matters) (collectively, the “Specified Representations”) shall survive the Closing until 90 days after the expiration of the applicable statute of limitations, giving effect to any extension thereof; (iii) the remaining representations and warranties shall survive through the period from the Closing and ending eighteen (18) months after the Closing Date; and (iv) the covenants and agreements shall continue in full force and effect in accordance with their terms.

All indemnification payments under this Article IX will, to the extent permitted by applicable Requirement of Law, be treated for all Tax purposes as adjustments to the Purchase Price. Neither Buyer nor the Seller will take any position on any Tax Return, or before any Governmental Body, that is inconsistent with such treatment unless otherwise required by any applicable Requirement of Law.

X. MISCELLANEOUS PROVISIONS

X.1.     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota without giving effect to the conflicts of laws provisions thereof.

X.2.     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

if to the Buyer:

True Nature Holding, Inc.

7535 East Hampden Avenue, Ste. 400

Denver, CO 80231

Phone #: 844-383-8689

Email: jsmith@truenatureholding.com

Attention: Julie R. Smith

with a copy (which shall not constitute notice) to:

Dickinson Wright PLLC

350 E. Las Olas Blvd., Suite 1750

Fort Lauderdale, FL 33301

Phone # : 954-991-5426

Email : jmayersohn@dickinsonwright.com

Attention : Joel D. Mayersohn, Esq.

if to the Sellers:

Address 4210 Chimo East Street, Wayzata, MN 55391

Attention:      James D. Woodburn, MD

with a copy (which shall not constitute notice) to:

X.3.     Specific Enforcement. The Seller and the Buyer acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent or to cure breaches of such provisions and to enforce specifically such terms and provisions, this being in addition to any other remedy to which they may be entitled at law or in equity.

X.4.     Consent to Jurisdiction. Denver, Colorado for the purposes of any Proceeding arising out of or in connection with this Agreement, any other Transaction Documents or any transaction contemplated hereby or thereby. Each party agrees to commence any such Proceeding either in the United States District Court for Minnesota. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 10.4. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, any other Transaction Document or the Contemplated Transactions in (i) the state courts of Minnesota, or (ii) the United States District Court for Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

X.5.     Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

X.6.     Prevailing Party. In the event any party hereto initiates any legal action to enforce the provisions hereof, the party(ies) prevailing in such action shall be entitled to recover from the other party(ies) to such action all reasonable out-of-pocket expenses, including attorneys’ fees, expert witness fees and expenses incurred in connection therewith. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

X.7.     No Third Party Beneficiary. This Agreement is entered into solely for the benefit of the parties hereto, and in the case of Article IX hereof, the other Indemnified Parties, and the provisions of this Agreement shall be for the sole and exclusive benefit of such parties and their respective successors and permitted assigns. No Person not a party hereto or their successors and permitted assigns (including employees or creditors of the Seller) shall be entitled to enforce any provisions hereof or exercise any legal or equitable right hereunder.

X.8.     Waiver. Neither the waiver by either of the parties hereto of a breach of or a default under any one or more of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

X.9.     Assignment; Amendment. Neither the Buyer nor the Seller shall assign any of their rights or obligations under this Agreement whether by written agreement of operation of law, without the prior written consent of the other, except that the Buyer may assign its rights hereunder in whole or in part to one or more Affiliates of the Buyer, provided that the Buyer shall continue to be obligated to perform all the obligations to be performed by the Buyer hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No provision of this Agreement may be amended, modified, waived, discharged or terminated except by written agreement duly executed by each of the parties, and then only to the extent set forth in such writing.

X.10.     Entire Agreement. This Agreement and the other Transaction Documents, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and cancels any prior oral or written agreement, letter of intent, proposal executed or delivered by or on behalf of any of the parties or understanding related to the subject matter hereof. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Documents.

X.11.     Reliance on Counsel and Other Advisors. Each party has consulted with, or has had the opportunity to consult with, such legal, financial, technical or other experts as it deems necessary or advisable before entering into this Agreement. Each party represents and warrants that it has reviewed, knows, understands and agrees with the terms and conditions of this Agreement and the other Transaction Documents. No party has relied upon any oral representation of any other party in entering into this Agreement. All discussions, estimates or projections developed by a party during the course of negotiating the terms and conditions of this Agreement or the other Transaction Documents are by way of illustration only, and unless specifically contained in this Agreement or the other Transaction Documents, are not binding or enforceable against the other party in law or equity.

X.12.     No Partnership or Joint Venture, etc. The parties expressly do not intend to form a partnership or joint venture under any applicable laws. Nothing in this Agreement shall be in any way construed to constitute either party as an agent, employee or representative of the other.

X.13.     Severability. If any term, provision, covenant or restriction of this Agreement (or portion thereof) is held by a court of competent jurisdiction or pursuant to Section 10.4 to be illegal, invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

X.14.     Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other non-alterable electronic signatures), and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

“BUYER”

By: True Nature Holding, Inc

Name: Julie R. Smith

Title: President & Chief Operating Officer

“SELLERS”

By:

Name: Michael Howe

By:

Name: Rebecca Hafner-Fogarty

By:

Name: Kevin Lee Smith

By:

Name: Jim Woodburn

Exhibit A

Independent Contractor Agreements

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the "Agreement") is dated February 26, 2020 with an effective date of April, 6, 2020.

CLIENT

Mitesco, Inc. 7535 East Hampden Avenue, Ste. 400 Denver, CO 80231

(the "Client")

CONTRACTOR

[Name]

(the "Contractor")

1)	BACKGROUND

a.	The Client is of the opinion that the Contractor has the necessary qualifications, experience and abilities to provide services to the Client.

b.	The Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

2)	SERVICES PROVIDED

a.	The Client hereby agrees to engage the Contractor to provide the Client with the following services (the "Services"):

o

[Name] to perform any of the following:

(1) All aspects of the development and implementation of the business currently known as MyCare, LLC. a Minnesota limited liability corporation;

(2) The development of all intellectual property related to MyCare, LLC;

(3) The development and execution of the operational plan related to MyCare, LLC;

(4) Drive the profitable growth of MyCare, LLC in accordance with the standards and expectations of the Board of Directors of Mitesco, Inc.;

(5) Identify and communicate with prospective employees, accountants, auditors, attorneys and consultants which may be necessary or appropriate in the conduct of the affairs of MyCare, LLC and make reports and recommendations to the Board and Company with respect thereto;

(6) Communicate with employees, accountants, auditors, attorneys and consultants as warranted with respect to information relating to MyCare, LLC;

(7) Confer with and advise the Board of Directors and all officers of Mitesco, Inc. on all important matters as requested or as is appropriate;

(8) Make such reports as called for by the Board of Directors and any Officer of Mitesco, LLC; and,

(9) Perform such other acts as may be authorized by the Board of Directors or the Officers of Mitesco, Inc.

b.	The Services will also include any other tasks which the Parties may agree on. The Contractor hereby agrees to provide such Services to the Client.

3)	TERM OF AGREEMENT

1.	The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect indefinitely until terminated as provided in this Agreement.

2.	In the event that either Party wishes to terminate this Agreement, that Party will be required to provide 90 days' written notice to the other Party.

3.	This Agreement may be terminated at any time by mutual agreement of the Parties.

4.	Except as otherwise provided in this Agreement, the obligations of the Contractor will end upon the termination of this Agreement.

4) PERFORMANCE

1.The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

5) CURRENCY

1. Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

6) COMPENSATION

1. The Contractor will charge the Client for the Services at the rate of $5,000.00 per month (the "Compensation"). It is agreed that the four independent contractors of MyCare, LLC will be able to determine the allocation of this monthly fee amongst the four of them as long as the monthly amount does not exceed $20,000 for all, and that the invoice stipulates the allocation monthly.

2. The Client will be invoiced every month.

3.	Invoices submitted by the Contractor to the Client are due within 30 days of receipt.

4.	The above Compensation includes all applicable sales tax and duties as required by law.

5.

The Contractor will be awarded 500,000 stock options under a Form S-8 Registration to be filed with the Securities and Exchange Commission and the plan which will be included. The terms for vesting and eligibility will be included in the details of the Form S-8 filing.

a.	Vesting of the stock options will fall into the following terms:

a.	100k vesting at the end of the first 12 months and being a consultant of TNTY
b.	100k vesting with the 100th unique patient at clinic and being a paid consultant of TNTY
c.	200k vesting with positive EBITDA* of first 2 clinics In Minnesota and being a paid consultant of TNTY
d.	100k vesting with positive EBITDA* of 3rd clinic outside of Minnesota and being a paid consultant of TNTY

*Note that EBITA positive is based on clinic results, and does not include corporate overhead allocations from Mitesco, Inc. or MyCare, LLC. EBITDA positive across a 3 month average.

7) REIMBURSEMENT OF EXPENSES

1. The Contractor will be reimbursed from time to time for reasonable and necessary expenses incurred by the Contractor in connection with providing the Services.

a.	Pre-approval is not required for expenses.

8) CONFIDENTIALITY

1. Confidential information (the "Confidential Information") refers to any data or information relating to the Client, whether business or personal, which would reasonably be considered to be private or proprietary to the Client and that is not generally known and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

2. The Contractor agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Contractor has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the Term and will survive indefinitely upon termination of this Agreement.

9) OWNERSHIP OF INTELLECTUAL PROPERTY

1. All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the "Intellectual Property") that is developed or produced under this Agreement, is a "work made for hire" and will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

2. The Contractor may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Contractor will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

10) RETURN OF PROPERTY

Upon the expiration or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

11) CAPACITY/INDEPENDENT CONTRACTOR

In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Contractor during the Term. The Contractor is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Contractor under this Agreement.

12) RIGHT OF SUBSTITUTION

Except as otherwise provided in this Agreement, the Contractor may, in conjunction with approval from Client, engage a third party sub-contractor to perform some or all of the obligations of the Contractor under this Agreement and the Client will not hire or engage any third parties to assist with the provision of the Services.

13) AUTONOMY

Except as otherwise provided in this Agreement, the Contractor will have full control over working time, methods, and decision making in relation to provision of the Services in accordance with the Agreement. The Contractor will work autonomously and not at the direction of the Client. However, the Contractor will be responsive to the reasonable needs and concerns of the Client.

14) EQUIPMENT

Except as otherwise provided in this Agreement, the Contractor will provide at the Contractor’s own expense, any and all tools, machinery, equipment, raw materials, supplies, workwear and any other items or parts necessary to deliver the Services in accordance with the Agreement.

15) NO EXCLUSIVITY

The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

16) NOTICE

All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

       Mitesco, Inc.

       Julie R. Smith

       President & Chief Operating Officer
       7535 East Hampden Avenue, Ste. 400 Denver, CO 80231

       Name

       Address

or to such other address as either Party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

17) MODIFICATION OF AGREEMENT

Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

18) TIME OF THE ESSENCE

Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

19) ASSIGNMENT

The Contractor will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

20) ENTIRE AGREEMENT

It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

21) ENUREMENT

This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

22) TITLES/HEADINGS

Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

23) GENDER

Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

24) GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota.

25) SEVERABILITY

In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

26) WAIVER

The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

27) OTHER PROVISIONS

1.

During the duration of this agreement the Contractor agrees not to engage in any other similar agreements, or employment, with any additional Clients in similar business areas without the written consent of the Client.

2.

The Contractor represents and warrants that no provision of this agreement infringes with any other provisions of any previous or current agreements that the Contractor may have with other parties. Further the Contractor agrees to provide the Client, or his counsel, any documents relevant other agreements upon request, for review.

3.

The Contractor acknowledges that the Client intends to make use of the Contractor’s name and background in its SEC filings, and with press releases, web sites and other marketing communication efforts and grants full expressed permission to do so without further consent.

_____________________________ _______________________________

True Nature Holding, Inc Name

Julie R. Smith Independent Contractor

President & Chief Operating Officer

Exhibit B

Form of Draft Terms of True Nature Holding, Inc. Series A Preferred Stock

DRAFT

TRUE NATURE HOLDING, INC.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

_______________________

The information contained herein (the “Information”) has been prepared solely by True Nature Holding, Inc. (“True Nature” or or “Company”) for the private and confidential use of prospective investors considering the purchase of the securities described herein, and is not to be reproduced or distributed by such prospective investors, other than in connection with confidentially sharing the Information with such prospective investors’ financial advisors and consultants for the purpose of evaluating this investment. By accepting this document and reading the Information, the recipient agrees with True Nature to maintain in confidence of the Information, and any other non-public information regarding True Nature obtained from True Nature and/or its agents during the course of the proposed Offering.

The Date of this Memorandum is January __, 2020

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

FOR ACCREDITED INVESTORS ONLY

True Nature Holding, Inc.

A maximum of 400,000 Shares

Of

10% Series A Cumulative Redeemable Perpetual Preferred Stock

(the “Series A Preferred Stock”)

At a price of $25.00 per Share

Minimum Investment: $2,500

True Nature Holding, Inc.a Delaware corporation (“we”, “us”, the “Company” or “True Nature”) is offering for sale (this “Offering”) by means of this Private Memorandum (the “Memorandum”) to a limited number of accredited investors, 10% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”). The Offering is being made pursuant to Rule 506(c)NTD: Please n promulgated under the Securities Act of 1933, as amended (the “Securities Act”) solely to “accredited investors,” as defined in Rule 501 of Regulation D under the Securities Act.

The shares of Series A Preferred Stock are being offered on a “best efforts” basis until the earlier of (i) the date upon which we have sold $10,000,000 of Series A Preferred Stock (the “Maximum Amount”), or (ii) January 31, 2020, unless extended by True Nature, in its sole discretion, for up to an additional sixty (60) day period without notice to subscribers (such date and period, as they may be extended, are referred to as the “Offering Expiration Date” and “Offering Period,” respectively).

We may pay commissions of up to 10% of the funds raised to the extent permitted by law.

All funds received from subscribers from the sale of the Units in the Offering will be held in a non-interest bearing escrow account with American Stock Transfer & Trust Company, a New York corporation (“Escrow Agent”). The Company has stated that it intends to undertake the registration and listing of these shares though the filing of a Form S-1 with the SEC within 90 days of the completion of this offering.

The information contained herein must be read in conjunction with True Nature’s Annual Report on Form 10-K dated April 1, 2019 its Quarterly Report on Form 10-Q dated September 30, 2019and it Current Report on Form 8-k dated _____________, which are attached hereto, and any documents filed by True Nature with the Securities and Exchange Commission (the “SEC”) on or subsequent to the filing date of the Form 10-Q (collectively, the “SEC Documents”), which are hereby incorporated herein by reference and made a part hereof.

THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED PRIOR TO PURCHASING THE SECURITIES OFFERED BY THIS MEMORANDUM.

THE SECURITIES OFFERED BY THIS MEMORANDUM HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE OFFERED FOR SALE IN RELIANCE UPON EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT AND RULE 506 PROMULGATED THEREUNDER AND THE SECURITIES LAWS OF CERTAIN STATES RELATING TO TRANSACTIONS NOT INVOLVING A PUBLIC OFFERING. BECAUSE THE SECURITIES OFFERED BY THIS MEMORANDUM ARE NOT REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE, PURCHASERS MAY NOT SELL, TRANSFER OR DISPOSE OF SUCH SECURITIES UNLESS THEY ARE REGISTERED, OR REGISTRATION IS NOT REQUIRED, UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS.

NEITHER THE SEC, NOR ANY STATE SECURITIES COMMISSION, NOR ANY OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE SECURITIES BEING OFFERED HEREBY NOR HAS ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OF ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES ARE BEING OFFERED ONLY TO PERSONS WHO ARE ACCREDITED INVESTORS AS DEFINED IN THE RULES PROMULGATED UNDER THE SECURITIES ACT.

IMPORTANT INVESTOR NOTICES

NO OFFERING LITERATURE OR ADVERTISEMENT IN ANY FORM MAY BE RELIED UPON IN THE OFFERING OF THESE SECURITIES, EXCEPT FOR THIS MEMORANDUM INCLUDING THE SEC DOCUMENTS AND NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS, EXCEPT THOSE CONTAINED HEREIN.

THIS MEMORANDUM CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF VARIOUS DOCUMENTS RELATING TO THE OPERATIONS OF THE COMPANY. SUCH SUMMARIES DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE TEXTS OF THE ORIGINAL DOCUMENTS.

THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION OF AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED. EACH PERSON WHO RECEIVES THIS MEMORANDUM, BY ACCEPTING DELIVERY OF THIS MEMORANDUM, AGREES TO RETURN IT AND ALL RELATED DOCUMENTS IF SUCH PERSON DOES NOT PURCHASE ANY OF THE SECURITIES DESCRIBED HEREIN.

NEITHER THE DELIVERY OF THIS MEMORANDUM AT ANY TIME, NOR ANY SALE OF SECURITIES HEREUNDER, SHALL IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THE COMPANY HEREBY EXTENDS TO EACH PROSPECTIVE INVESTOR (AND TO HIS REPRESENTATIVE, ACCOUNTANT OR LEGAL COUNSEL, IF ANY), THE OPPORTUNITY, PRIOR TO THE CONSUMMATION OF THE PURCHASE OF THE SECURITIES BY SUCH INVESTOR, TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, THE COMPANY BY ITS DULY DESIGNATED REPRESENTATIVES CONCERNING THIS OFFERING AND TO OBTAIN ANY ADDITIONAL INFORMATION TO THE EXTENT THE COMPANY POSSESSES THE SAME OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE, IN ORDER TO VERIFY THE ACCURACY OF THE INFORMATION SET FORTH HEREIN. HOWEVER, ALL SUCH ADDITIONAL INFORMATION MUST BE IN WRITING AND IDENTIFIED AS SUCH BY THE COMPANY.

NO REPRESENTATIONS, WARRANTIES OR ASSURANCES OF ANY KIND ARE MADE OR SHOULD BE INFERRED WITH RESPECT TO THE ECONOMIC RETURN, IF ANY, WHICH MAY ACCRUE TO AN INVESTOR OR THE COMPANY.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS CONFIDENTIAL PRIVATE OFFERING MEMORANDUM AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OR HER OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS, TAX AND RELATED MATTERS CONCERNING THIS OFFERING.

THE COMPANY RESERVES THE RIGHT TO REJECT ANY COMMITMENT TO SUBSCRIBE IN WHOLE OR IN PART AND TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE FULL AMOUNT OF THE SECURITIES SUBSCRIBED FOR BY THAT INVESTOR.

THIS MEMORANDUM HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF INVESTORS INTERESTED IN THE PROPOSED OFFERING OF THE SERIES A PREFERRED STOCK AND CONSTITUTES AN OFFER TO AN OFFEREE ONLY IF THE NAME OF THAT OFFEREE APPEARS IN THE APPROPRIATE SPACE ON THE COVER OF THIS DOCUMENT. ANY REPRODUCTION OR DISTRIBUTION OF THIS CONFIDENTIAL PRIVATE OFFERING MEMORANDUM (INCLUDING THE ATTACHED EXHIBIT), OR RETRANSMITTAL OF ITS CONTENTS, IN WHOLE OR IN PART, OTHER THAN TO LEGAL, BUSINESS AND TAX ADVISORS (WHO, IN TURN, MAY USE THE INFORMATION THEY CONTAIN SOLELY FOR PURPOSES RELATED TO SUCH OFFEREE’S INVESTMENT OR PROPOSED INVESTMENT IN THE COMPANY), WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY, IS PROHIBITED.

TABLE OF CONTENTS

Page

Forward-Looking Statements

The Offering

Risk Factors

Summary Information Regarding the Company

Use of Proceeds

Management

Beneficial Ownership of Our Stock

Plan of Distribution TO BE DISCUSSED

Description of Series A Preferred

Investor Suitability Standards

Exhibit A: Subscription Documents and Instructions

Exhibit B: True Nature Holding, Inc. 2019 Annual Report on Form 10-K

Exhibit C: True Nature Holding, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2019

Exhibit D: True Nature Holding, Inc. Current Report on Form 8-k dated ________________

Exhibit E: Form of Certificate of Designation

FORWARD-LOOKING STATEMENTS

Before purchasing any of the Series A Preferred Stock, you should carefully read and consider the risk factors described in this Memorandum. An investment in the Securities involves a high degree of risk. If any of the risks or uncertainties described in this Memorandum occurs, you could lose all of your investment in the Securities.

This Memorandum includes forward-looking statements. Forward-looking statements give the Company's current expectations or forecasts of future events. Words such as "expect," "may," "anticipate," "intend," "would," "plan," "believe," "estimate," "should," and similar words and expressions identify forward-looking statements. Forward-looking statements in the Memorandum include express or implied statements concerning the Company's future revenues, expenditures, capital or other funding requirements, the adequacy of the Company's current cash and working capital, demand for the Company's product offerings, expansion of the Company's business through acquisitions or organic expansion, the Company's ability to protect its intellectual property, the Company's continued compliance with government regulations and the Company's competition, as well as future economic and other conditions both generally and in the Company's specific geographic and product markets. These statements are based on the Company's estimates, projections, beliefs and assumptions and are not guarantees of future performance.

The Company cautions that the risk factors described herein, among others, could cause the Company's actual results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company in this Memorandum, press releases, communications with investors and oral statements. Any of these risk factors, among others, also could, among other materially adverse consequences; negatively impact the Company's operating results and financial condition, and even result in the failure of the Company.

The Company's forward-looking statements relate only to events as of the date on which the statements are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

The Offering

The following summary contains basic terms about this offering and the Series A Preferred Stock and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page [__]. For a more complete description of the terms of the Series A Preferred Stock, see “Description of the Series A Preferred Stock.”

Issuer	True Nature Holding, Inc.
Securities Offered	Up to 400,000 shares of 10% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”)

Series A Preferred Stock to be outstanding after this offering if the maximum number of shares are sold	400,000 shares of Series A Preferred Stock

Series A Preferred Stock to be outstanding after this offering if 67% of the maximum number of shares are sold	268,000 shares of Series A Preferred Stock

Series A Preferred Stock to be outstanding after this offering if 33% of the maximum number of shares are sold	132,000 shares of Series A Preferred Stock
Offering Price	$25.00 per share of Series A Preferred Stock

Dividends

Holders of the Series A Preferred Stock will be entitled to receive cumulative dividends at a rate of 10% per annum of the $25.00 per share liquidation preference (equivalent to $2.50 per annum per share). The Company reserves the right to pay dividends in shares of the Company’s common stock at $2.50 per share, in either cash or through the issuance of restricted common stock, whose average closing price per share over the five (5) days prior to the date of the authorization for payment shall determine price used in computing the number of shares to be issued in consideration of the dividend payment. The holder shall have the right to request that the dividend payments be made in the form of restricted common stock, if desired.

Dividends will be payable monthly on the 15th day of each month (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day without adjustment in the amount of the dividend. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the corresponding record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls (each, a “dividend record date”). As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months; however, the shares of Series A Preferred Stock offered hereby will be credited as having accrued dividends since the first day of the calendar month in which they are issued.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Optional Redemption

The Series A Preferred Stock is not redeemable by us prior to ________________, 2022. On and after _____________________, 2022, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Please see the section entitled “Description of the Series A Preferred Stock—Redemption—Optional Redemption.”

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

A “Change of Control” is deemed to occur when the following have occurred and are continuing:

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the “Exchange Act , of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq.

Liquidation Preference

If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section entitled “Description of the Series A Preferred Stock—Liquidation Preference.”

Ranking

The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Please see the section entitled “Description of the Series A Preferred Stock–Ranking.”

Limited Voting Rights

Holders of Series A Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for eighteen or more monthly dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series A Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series A Preferred Stock—Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting together as a class with all other series of parity preferred stock we may issue upon which like voting rights have been conferred and are exercisable) is required at any time for us to authorize or issue any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our certificate of incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. Please see the section entitled “Description of the Series A Preferred Stock—Voting Rights.”

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock, subject to certain exceptions described in this prospectus. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing

Our Series A Preferred Stock will initially be listed on the Over the Counter (OTC) market. We will seek listing of the Series A Preferred Stock on the Nasdaq Capital Market, or New York Stock Exchange, and/or another similar international market.

Use of Proceeds

We plan to use the net proceeds from this offering for the elimination of up to $500,000 in convertible bridge notes, working capital, general corporate purposes, reduction of payables and growth initiatives, including potential future acquisitions, although the Company has no present arrangements or agreements for any such acquisitions.

Risk Factors	Please read the section entitled “Risk Factors” beginning on page __ for a discussion of some of the factors you should carefully consider before deciding to invest in our Series A Preferred Stock.

Certain U.S. Federal Income Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book Entry and Form

The Series A Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”).

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents, we incorporate by reference into this prospectus before you decide to purchase our Series A Preferred Stock. The risks and uncertainties described in this prospectus are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus could materially and adversely affect our business, results of operations and financial condition. This could cause the market price of the Series A Preferred Stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to this Offering and Ownership of Shares of Our Series A Preferred Stock

The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. Also, the Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We may in the future incur debt and other obligations that will rank senior to the Series A Preferred Stock. At September 30, 2019, our total liabilities equaled approximately $2,618,732 without giving effect to certain debt payoffs and debt conversions that have occurred subsequent to September 30, 2019.NTD: Consider updating

Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series A Preferred Stock. Future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the Series A Preferred Stock. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of the Series A Preferred Stock will bear the risk of our future offerings, which may reduce the market price of the Series A Preferred Stock and will dilute the value of their holdings in us.

We may not be able to pay cash dividends on the Series A Preferred Stock if we have insufficient cash to make dividend payments.

Our ability to pay cash dividends on the Series A Preferred Stock requires us to have either net profits or positive net assets (total assets less total liabilities) over our capital, to be able to pay our debts as they become due in the usual course of business. However, the Company reserves the right to pay dividends in shares of Company restricted common stock.

Our ability to pay dividends may be impaired if any of the risks described in this prospectus, including the documents incorporated by reference herein, were to occur. Also, payment of our dividends depends upon our financial condition, and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock, if any, and preferred stock, including the Series A Preferred Stock to pay our indebtedness or to fund our other liquidity needs.

The market for our Series A Preferred Stock may not provide investors with adequate liquidity.

Our Series A Preferred Stock will be listed on the Over the Counter (OTC) Market until such time as we are able to up-list to one or more stock exchanges. However, the trading market for the Series A Preferred Stock may not be maintained and may not provide investors with adequate liquidity. The liquidity of the market for the Series A Preferred Stock depends on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series A Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series A Preferred Stock. We cannot predict the extent to which investor interest in our Company will maintain the trading market in our Series A Preferred Stock, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling shares of our Series A Preferred Stock

We may issue additional shares of Series A Preferred Stock and additional series of preferred stock that rank on parity with or above the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are allowed to issue additional shares of Series A Preferred Stock and additional series of preferred stock that would rank equal to the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our certificate of incorporation, including the certificate of designations relating to the Series A Preferred Stock without any vote of the holders of the Series A Preferred Stock. Upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting together as a class with all other series of parity preferred stock we may issue upon which like voting rights have been conferred and are exercisable), we are allowed to issue additional series of preferred stock that would rank above the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or the winding up of our affairs pursuant to our certificate of incorporation and the certificate of designations relating to the Series A Preferred Stock. The issuance of additional shares of Series A Preferred Stock and additional series of preferred stock could have the effect of reducing the amounts available to the Series A Preferred Stock upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes or series of stock with equal priority with respect to dividends.

Also, although holders of Series A Preferred Stock are entitled to limited voting rights, as described in this prospectus under “Description of the Series A Preferred Stock—Voting Rights,” with respect to the circumstances under which the holders of Series A Preferred Stock are entitled to vote, the Series A Preferred Stock votes separately as a class along with all other series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series A Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of senior or pari passu preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Market interest rates may materially and adversely affect the value of the Series A Preferred Stock.

One of the factors that influences the price of the Series A Preferred Stock is the dividend yield on the Series A Preferred Stock (as a percentage of the market price of the Series A Preferred Stock) relative to market interest rates. An increase in market interest rates, which have recently exhibited heightened volatility but have generally been at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Stock to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series A Preferred Stock to materially decrease.

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A Preferred Stock might decline.

Our revenues, operating results and cash flows may fluctuate in future periods and we may fail to meet investor expectations, which may cause the price of our Series A Preferred Stock to decline.

Variations in our quarterly and year-end operating results are difficult to predict and our income and cash flows may fluctuate significantly from period to period, which may impact our board of directors’ willingness or legal ability to declare a monthly dividend. If our operating results fall below the expectations of investors or securities analysts, the price of our Series A Preferred Stock could decline substantially. Specific factors that may cause fluctuations in our operating results include:

●	demand and pricing for our products and services;

●	government or commercial healthcare reimbursement policies;

●	Physician, insurer, facility, system, and patient acceptance of any of our current or future products;

●	introduction of competing services and products;

●	our operating expenses which fluctuate due to growth of our business; international financial or political adverse action;

●	timing and size of any new product or technology acquisitions we may complete; and

●	variable sales cycle and implementation periods for our products and services.

Our Series A Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Stock. Also, we may elect in the future to obtain a rating for the Series A Preferred Stock, which could adversely affect the market price of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Stock.

We may redeem the Series A Preferred Stock.

On or after _________________, 2022, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time. Also, upon the occurrence of a Change of Control (as defined below under “Description of the Series A Preferred Stock - Redemption”), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred. We may have an incentive to redeem the Series A Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend on the Series A Preferred Stock. If we redeem the Series A Preferred Stock, then from and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, the shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

The market price of the Series A Preferred Stock could be substantially affected by various factors.

The market price of the Series A Preferred Stock could be subject to wide fluctuations in response to numerous factors. The price of the Series A Preferred Stock that will prevail in the market after this offering may be higher or lower than the offering price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.

These factors include, but are not limited to, the following:

●	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

●	trading prices of similar securities;

●	our history of timely dividend payments;

●	the annual yield from dividends on the Series A Preferred Stock as compared to yields on other financial instruments;

●	general economic and financial market conditions;

●	government action or regulation;

●	the financial condition, performance and prospects of us and our competitors;

●	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

●	our issuance of additional preferred equity or debt securities; and

●	actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase the Series A Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.

A holder of Series A Preferred Stock has extremely limited voting rights.

The voting rights for a holder of Series A Preferred Stock are limited. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of the Series A Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other series of our preferred stock having similar voting rights, two additional directors to our board of directors, subject to limitations described in this prospectus entitled “Description of the Series A Preferred Stock—Voting Rights,” in the event that eighteen monthly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our certificate of incorporation, including the certificate of designations relating to the Series A Preferred Stock that materially and adversely affect the rights of the holders of Series A Preferred Stock or authorize, increase or create additional classes or series of our capital stock that are senior to the Series A Preferred Stock. Other than the limited circumstances described in the prospectus and except to the extent required by law, holders of Series A Preferred Stock do not have any voting rights. Please see the section in this prospectus entitled “Description of the Series A Preferred Stock—Voting Rights.”

The Series A Preferred Stock is not convertible, and investors will not realize a corresponding upside if the price of the common stock increases.

The Series A Preferred Stock is not convertible into the common stock and earns dividends at a fixed rate. Accordingly, an increase in market price of our common stock will not necessarily result in an increase in the market price of our Series A Preferred Stock. The market value of the Series A Preferred Stock may depend more on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series A Preferred Stock.

We will have broad discretion in using the proceeds of this offering, and we may not effectively spend the proceeds.

We intend to use the net proceeds of this offering for payment of indebtedness, working capital and general corporate purposes to support our growth. We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Risks Related to Our Acquisition Strategy

If we do not manage our growth effectively, our revenue, business and operating results may be harmed.

Our strategy is to expand through the acquisition and through organic growth. Our acquisitions may require greater than anticipated investment of operational and financial resources. Acquisitions may also require the integration of different services, assimilation of new employees, diversion of management and IT resources, increases in administrative costs and other additional costs associated with any debt or equity financings undertaken in connection with such acquisitions. We cannot assure you that any acquisition we undertake will be successful. Future growth will also place additional demands on our customer support, sales, and marketing resources, and may require us to hire and train additional employees. We will need to expand and upgrade our systems and infrastructure to accommodate our growth. The failure to manage our growth effectively will materially and adversely affect our business.

Acquisitions may subject us to liability with regard to the creditors, customers, and shareholders of the sellers.

While our acquisitions are typically structured as asset purchase agreements in which we attempt to limit our risk and exposure relative to the respective sellers’ liabilities, we cannot guarantee that we will be successful in avoiding all liability. Creditors may seek to hold us accountable for seller debt and customers and for seller breaches of contract prior to our transactions. Occasionally, disaffected shareholders may attempt to interfere with our business acquisitions. We attempt to minimize all of these risks through thorough due diligence, negotiating indemnities and holdbacks, obtaining relevant representations from sellers, and leveraging experienced professionals when appropriate.

We may be unable to implement our strategy of acquiring companies.

We have no unconditional commitments with respect to any acquisition as of the date of this offering. Although we expect that one or more acquisition opportunities will become available in the future, we may not be able to acquire companies at all or on terms favorable to us. We will likely need additional financing for such acquisitions, but there is no assurance that we will be able to borrow funds or raise capital through the issuance of our equity on favorable terms. Certain of our larger, better capitalized competitors may seek to acquire some of the companies we may be interested in. Competition for acquisitions would likely increase acquisition prices and result in us having fewer acquisition opportunities.

Depending on the type of businesses we acquire, we may have varying cost saving and/or cross-selling opportunities with the acquired business. However, there is no assurance that we will achieve anticipated cost savings and cross-selling on our acquisitions, and failure to do so may mean we overpaid for such acquisitions.

In completing any acquisitions, we will rely upon the representations and warranties and indemnities made by the sellers with respect to each acquisition as well as our own due diligence investigation. We cannot be assured that such representations and warranties will be true and correct or that our due diligence will uncover all materially adverse facts relating to the operations and financial condition of the acquired companies or their customers. To the extent that we are required to pay for obligations of an acquired company, or if material misrepresentations exist, we may not realize the expected benefit from such acquisition and we will have overpaid in cash and/or stock for the value received in that acquisition.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

Future acquisitions may result in dilutive issuances of equity securities, the incurrence of debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

We have incurred operating losses and net losses, and we may not be able to achieve or subsequently maintain profitability in the future.

We incurred net losses of approximately $1,415,153     million and $754,045 million for the years ended December 31, 2018 and 2017, respectively. Our net losses for the nine months ended September 31, 2019 and 2018, were $2,245,768 and $966,829, respectively.

As a result of these factors, there is substantial doubt about the ability of the Company to continue as a going concern. The Company’s continuance is dependent on raising capital and generating revenues sufficient to sustain operations.

Any deficiencies in our financial reporting or internal controls could adversely affect our business and the trading price of our securities.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting.

In the future, if we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. In addition, our internal control over financial reporting would not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal controls, investors may lose confidence in the accuracy and completeness of our financial reports, which in turn could cause the price of our common stock and Series A Preferred Stock to decline. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls, it may negatively impact our business, results of operations and reputation. In addition, we could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional management attention, and which could adversely affect our business.

Holders of our Series X Preferred Stock have super-voting rights- WILL ADD Risk Factor

SUMMARY INFORMATION REGARDING THE COMPANY

We have in development a suite of offerings aimed at enhancing healthcare throughout the supply chain and to consumers. We intend to acquire and implement technologies and services to improve the quality of care, reduce cost, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions and the team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired business to focus on scale. The TNTY portfolio of companies will apply leading-edge solutions that emphasize stakeholder value and leverages distinct sector trends. Sectors of interest include artificial intelligence (AI), population health management, data gathering solutions, electronic health records optimization, healthcare IT solutions, virtual care & care augmentation, and predictive analytics.

We have recently implemented a corporate structure that we believe will allow us to expand into international markets. We now have a wholly owned subsidiary in Dublin, Ireland, and intend to use that location as a base for European operations. In the European community the investment in healthcare technology has been significant. In many cases, even more robust than in the North American markets. We believe that as a result of expected low economic growth in the European community, a number of businesses based there may become our targets for acquisition at attractive valuations. We believe that these businesses may benefit from the larger markets found in North America and elsewhere in the world. If these assumptions prove correct, the cost of international expansion for these businesses could be limited to marketing and product support.

We also see the European community as an opportunity for capital as we expand our business. The interest rates in this area of the world are currently very low or even at zero. As such, raising funds in the European market may prove attractive when compared to local alternatives. Further, there are equity and debt markets based in Europe that may provide liquidity to our investors, should we be able to list and trade our financial instruments in those marketplaces. We may seek a dual listing for our common stock, or choose to list and trade our Preferred shares there solely. We believe this avenue may increase both the size and liquidity of the shareholder base.

While the Company has had limited technology development to this point, we do have a set of tools that allow data to be shared between healthcare providers, their pharmacy vendors, and with a personal healthcare records application. We believe we can quickly build and expand from this base with certain acquisitions. Beyond healthcare specific software and systems, we may choose to add a software and systems development business unit. There clients may include other industries or application areas. We believe that cloud based computing will continue to be the preferred approach to application development, and that technology developed for one industry may have immediate applicability in other areas including healthcare. If we are able to find a suitable candidate with this broad technology knowledge base we may add them to our healthcare focused businesses. In doing so, we will have created a development center to both serve the internal needs of the Company while continuing to serve the needs of other clients both in and out of the health care sector. Using this approach we would hope to create a profit center, where there would otherwise simply be a captive cost center and would use a portion of their resources for internal needs.

In 2017 we began development of a series of application termed SimpleHIPPA and SimpleHIPAA for Veterinarians and Pets, both aimed at providing a personal healthcare record (PHR) that could be used by both humans and pet owners. During 2018 the application design was expanded to include interfaces with both office management systems used by doctors and veterinary clinics, and those used by pharmacy operator in Florida to customize the software for their particular needs. In December 2019 we concluded an expanded software license agreement that includes a provisions for the user to have full access to the source code for their internal purposes, or its successors and assignees. We have also created a right for the operator to resell in object code form the resulting application under their own brand. The Company has fully delivered the software and has been paid an initial $3,500 fee, with an additional $21,500 to be paid on successive sales by the operator. The initial fee is being recognized as earned revenue in 2019 with the subsequent payments as unearned revenue, and thus will be recognized in periods in which they are collected. This is a non-exclusive agreement, and the Company believes similar reseller agreements will be a continuing source of revenue going forward.

Our holding company organization is small, and we intend to endeavor to keep the team small in number so that we are nimble to move to capitalize on opportunity, and to keep our overhead relatively low. We currently have 3 employees and a few consultants and advisors. While we do intend to add 3 to 5 additional members to the senior management team in finance and technology, we do not expect a large-scale organization at the public holding company level in the near term. Further, if we are fortunate enough to find high quality advisors we believe we will be better able to control the fully weighted cost of public company operations, when compared to a larger, internal staffing approach.

USE OF PROCEEDS

The net proceeds to be received by us from the sale of the Series A Preferred Stock offered hereby, after deducting selling commissions and cash expenses related to this Offering, which are estimated to be $550,000 if we sell half of the maximum amount, and $1,100,000 if we sell the maximum amount. We intend to use the net proceeds of this Offering as follows:

Use	50% Maximum Amount Raised	Maximum Amount Raised

Repayment of Convertible Debt	$500,000	$500,000
Reduction of Payables and other Obligations	$800,000	$800,000
General Corporate and Working Capital Purposes	$3,150,000	$8,650,000
Total:	$4,450,000	$9,950,000

The proposed use of the net Offering proceeds described above represents our anticipated use of the proceeds based upon current operating plans and certain assumptions, including those relating to our future revenue levels and expenditures, and assumptions regarding industry and general economic conditions and other conditions. Future events, including problems, delays, expenses and complications frequently encountered by early-stage companies, as well as changes in competitive conditions affecting our business and the success or lack thereof of our marketing efforts, may make it necessary or advisable for us to reallocate the net proceeds among the above uses or apply net proceeds to other purposes. Any such shifts or new uses will be at our discretion.

MANAGEMENT

Additionally, the board of directors expects to appoint an audit committee, governance committee and compensation committee and to adopt charters relative to each such committee in the future.

Below are the names of and certain information, including business experience during the past five years, regarding our current executive officer and directors:

Name	Age	Title
Lawrence Diamond	56	Chief Executive Officer and Director

Julie Smith	54	President and Chief Operations Officer

Ronald Riewold	72	Chairman of the Board

Tom Brodmerkel	____	Director

Lawrence Diamond, Chief Executive Officer and Director

Mr. Diamond has been our CEO since October 6, 2019. Most recently Mr. Diamond was Chief Executive Officer at Intelligere, Inc., Minnesota’s largest supplier of interpretation and translation for 73 languages to health care providers. He led all aspects of board management, financing, strategy, operations, sales, customer service, client management, regulatory and information systems with a team of 30 employees and 500+ interpreter contractors, serving 500 clients and delivering 126,000 appointments to 45,000 consumers. Since 2017 he operated his own consulting business, Diamond Consulting, providing consulting to enhance performance for health care businesses through superior strategy, sales, distribution, and marketing. He assisted in raising capital and investing in early-stage companies including areas such as Medicare Advantage ISNP, Home Care SaaS, Digital Security/Facial & Voice Recognition and Radiology/Precision Medicine. From 2014 until 2017 he was EVP and COO for PointRight, Inc., a leading healthcare analytics firm specializing in long-term and post-acute care using predictive analytics for skilled nursing, home health, Medicare & Medicaid payers, hospitals, and ACOs. EVP, He led all aspects of operations, planning, sales, client implementation, customer service, clinical support and product management with 7 direct reports & team of 35 across the US. He was EVP for Business Development & Sales at Insignia Health from 2013 to 2014, a population health engagement provider of the validated program (PAM) and SaaS-based population health-coaching tool that delivers improved care quality, cost, and consumer participation. From 2004 to 2012 he as employed at American Telecare, Inc., as General Manager, Telemedicine Stethoscope / Vice President, Business Development. The company is known as innovators of telemedicine enabled clinical services and medical devices that improve cost and quality. From 2003 to 2004 he was Vice President at Abbott/Corsolutions, Inc., where he led the development of the United Health Group relationship, established distribution agreements, operational interfaces, and joint selling processes. From 2000 to 2003 he was Vice President, General Manager, Healthcare Business Unit Led strategic planning, marketing, and sales for e-prescribing, clinical Rx trials, & E-health verticals for Ubiquio Corporation, Inc. which was acquired by Mobile Planet. He was Vice President, Director & Manager in Medicare Advantage. Health Plan Operations, Pharmacy Management and M&A for United Healthcare from 1992 until 2000. He began his professional career at Merrill Lynch, as a Financial Consultant in the Private Client Banking group wining clients PepsiCo and USA Network.

His education includes an M.B.A., Marketing & Finance from The Carlson School of Management, University of Minnesota, MN awarded in 1992. In 1985 he received a B.S., Business Administration, Robbins School of Business, University of Richmond, VA.

Ms. Julie Smith, President, Chief Operations Officer, Director

Ms. Smith has been our President and COO since October 6, 2019. Ms. Smith was most recently President and CEO for Homewatch Caregivers, LLC from 2015 to 2019, with $150M System Revenue it is a private equity owned, international home care franchisor. She was successful in providing same store growth to +17% by leveraging technology and digital media strategy. From 2009 to 2014 she was Group President for Lincoln Educational Services Corporation where she led campus and online operations as well as M&A activity and had approximately 400 direct/indirect reports including Presidents, VP’s, Executive Directors, and Regional Executive Directors. From 2008 to 2009 she was Chief Operating Officer & Executive Vice President at The Princeton Review, a $140M public education corporation serving 100,000 students in 14 countries through a base of 10,000 employees. She was Division President for Alta Colleges from 2002 to 2008, a $275M privately held proprietary educational firm. Prior to 2002 she held several high-level management positions including Chief Operating Officer at Terri’s Home Furnishings, Inc, a $60M home furnishings retailer with 19 company-owned and franchise locations from1999 to 2001. From 1997 to 1999 she was VP of Marketing at Clean-Up Inc. Prior to that she was VP for The Convention and Travel Service of Arizona from 1991 to 1997. From 1988 to 1991 she was a district manager at Sunmark, Inc., a retail operation with 2,000 employees, 300 units, generating $50M in annual revenue.

Her education includes a Master of International Management Degree from The Thunderbird School of Global Management, Phoenix, AZ Executive MBA Program in 1996, and a Bachelor of Arts, Business Administration from the University of Denver, Daniels College of Business, Denver, Colorado in 1987.

Ronald Riewold Chairman of the Board of Directors

Effective November 27, 2018, Mr. Ronald Riewold was appointed to the Board, as its Chairman (the “Chairman Appointment”). Mr. Riewold has extensive experience in operating and developing both public and private companies. Specifically, his expertise is in field and practice-level health care company operations. Mr. Riewold is a former executive of six companies since 1978, three in the finance and real estate sectors, and three in the health care and technology sectors. Mr. Riewold has completed multiple mergers in the health care industry. In 2001, Mr. Riewold joined Pain Care Holdings as one of its original investors, President, Co-Chief Executive Officer and member of the Board of Directors. Mr. Riewold helped Pain Care Holdings rise from a start-up to a multi-million-dollar company that developed processes that monitor patients including residents in nursing homes, rehabilitation facilities and hospitals. In 2008, Mr. Riewold started Dynamic Real Estate Development as Chief Executive Officer focusing on development of medical buildings while partnering with physician groups and providing expertise as a fee developer. From 2011 to the present, Mr. Riewold founded and is President and Chief Executive Officer of Averlent Corporation, a national medication management initiative. Mr. Riewold earned a bachelor’s degree from Florida State University 1970, and a Master of Business Administration from Temple University, 1972.

Tom Brodmerkel, Director

Mr. Brodmerkel is CEO of KMA Holding LLC (2013 -Present) an investment and consulting firm in the health care industry. Mr. Brodmerkel is currently acting CEO and Chair of Wave Health Technologies. Tom is on the board of CareSource Corporation, a not for profit $108 health plan primarily focused on serving the Medicaid population.

Additionally, Tom serves on the board of PointRight, a privately held company analytics company.

Previously he was employed by Matrix Medical Network, Inc. (January 2009 thru November 2012) as its Executive Vice President. The company is based in Scottsdale, AZ, and he was responsible for Corporate and Business development, Client Services, Sales and Marketing. The company was sold to a private equity group in April 2012. From May 2007 thru December 2008 President, Medicare Programs for Bethesda, MD based Coventry Healthcare, Inc. He was fully responsible for P&L for the +$2 Billion Medicare Programs division. Products included Medicare Advantage Part C, Prescription Drugs Part D, Private-Fee-For-Service., Special Needs Plans, and MSA's. Mr. Bordmerkel was employed by United Health Group, Inc, from 2004-2006 as its President, United Health Advisors, SVP, Senior Retiree Services based in Minneapolis, MN. He was responsible for over +$1.58 of sales, marketing, and business development for products targeted to individuals aged 50 and older. These products include Medicare Advantage, Medicare Supplements, Medicare Pharmacy-Part D, Special Needs Plans for individuals and groups.

While at American Telecare Inc during 2004 as Executive Vice President Minneapolis, MN where he was responsible for all field operations, customer service, sales, marketing and business development. He was employed by Lumenous, Inc. from 2003 thru 2004 as its Executive Vice President, based in Minneapolis, MN. During 2002 and 2003 he was employed by Stanton Group, Inc. as its Executive Vice President, based in Minneapolis, MN. Prior to that he was employed by Definity Health, Inc, during 2001 and 2002 as its Executive Vice President, based in Minneapolis, MN. He was employed in various capacities by United Healthcare, Inc, from 1994- through 200 I. Before joining United Healthcare, he was employed by Old Northwest Agents, Inc. (1990-1994) as Vice President in Minneapolis, MN. Before that he was employed by Mutual of New York (MONY) from 1988 through 1990 as its District Manager in Charleston, SC. He was employed by Ward Financial Services, Inc. from 1986 through 1988 as its Vice President, in Charleston, SC. After graduating from college Jl e began his career at the Three Star Drilling Corporation in 1985 as its General Manager based in Lawrenceville, IL. His military service included 5 years in the United States Navy (1980-1985) as a Supply Officer based in San Diego, CA, Panama Canal, Panama, and in Charleston, SC. Mr. Brodmerkel graduated from the United States Naval Academy, Annapolis, Maryland with a Bachelor of Science in 1982.

INSERT KEY NON-EMPLOYEE ADVISORS WITH BACKGROUNDS, SO THAT YOU GET MICHAEL IN HERE

SECURING OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common and Series A Preferred Stock as of January 15, 2020, the record date, by

●	each person, or group of affiliated persons, whom we know to beneficially own more than 5% of our common stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before __________, which is 60 days after January 15, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as bene 1cially owned by them, subject to applicable community property laws. The percentages are based on common shares outstanding as of January 15, 2020 and _____ shares of Series A.

Except as otherwise noted below, the address for persons listed in the table is c/o Q2Earth, Inc., 420 Royal Palm Way, Suite 100, West Palm Beach, Florida 33480.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class common	Preferred Series A Stock which has ____ per share

Lawrence Diamond	____________	______________	_____________
Julie Smith	____________	______________	_____________
Ronald Riewold_________	____________	______________	_____________
Tom Brodmerkel	____________	_______________	_____________
All Officers and Directors (4)	____________	_______________	_____________

(1)     Mr. Diamond's holdings include _________ stock options and _________ shares subject to forfeiture.

(2)     Ms. Smith's holdings include ___________ stock options and _____ ____ shares subject to forfeiture.

(3)     Mr. Riewold___ holdings include _____ ____ stock options and _________ shares subject to forfeiture.

(4)     Mr. Brodmerkel's holdings include _________ stock options and _________ shares subject to forfeiture.

Description of the Series A Preferred Stock

The description of certain terms of the 10% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our amended and restated certificate of incorporation, the certificate of designations establishing the terms of our Series A Preferred Stock, as amended, our amended and restated bylaws and Delaware corporate law.

General

Pursuant to our amended and restated certificate of incorporation, as amended, we are currently authorized to designate and issue up to 400,000 shares of Series A preferred stock, par value $0.001 per share, in one or more classes or series and, subject to the limitations prescribed by our amended and restated certificate of incorporation and Delaware corporate law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our shareholders. The Series A Preferred Stock offered hereby, when issued, delivered and paid for in accordance with the offering, will be fully paid and non-assessable. Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares. Designation of preferred stock ranking senior to the Series A Preferred Stock will require approval of the holders of Series A Preferred Stock, as described below in “Voting Rights.”

Listing

Our Series A Preferred Stock will initially be listed on the Over the Counter (OTC) market. We will seek listing of the Series A Preferred Stock on the Nasdaq Capital Market, or New York Stock Exchange, or another similar international market, such as the European Euronext Market, or NASDAQ Nordic Exchange.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

(2)

on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(3)

junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “Voting Rights” below); and

(4)

effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to any indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries.

Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 10% of the $25.00 per share liquidation preference per annum (equivalent to $2.50 per annum per share). The Company reserves the right to pay the dividends in either cash or through the issuance of restricted common stock, whose closing price per share on the date of the authorization for payment shall determine the number of shares to be issued in consideration of the dividend payment.

Dividends on the Series A Preferred Stock shall be payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months; however, the shares of Series A Preferred Stock offered hereby will be credited as having accrued dividends since the first day of the calendar month in which they are issued. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls. As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors—We may not be able to pay dividends on the Series A Preferred Stock” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series A Preferred Stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series A Preferred Stock is not redeemable by us prior to _____________, except as described below under “—Special Optional Redemption.”

Optional Redemption. On and after _____________________, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when, after December 1, 2019, the following have occurred and are continuing:

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq.

Redemption Procedures. In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

●	the redemption date;

●	the number of shares of Series A Preferred Stock to be redeemed;

●	the redemption price;

●	the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;

●	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

●	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”; and

●	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

If less than all of the Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we acquire may be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote. In instances described below where holders of Series A Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter, repeal or replace our amended and restated certificate of incorporation, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”). An increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed an Event and will not require us to obtain two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class).

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the certificate of designations or as may be required by applicable law, the Series A Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

No Conversion Rights

The Series A Preferred Stock is not convertible into our common stock or any other security.

No Preemptive Rights

No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Change of Control

Provisions in our amended and restated certificate of incorporation and bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the board of directors.

INVESTOR SUITABILITY STANDARDS

The hare of Preferred Stocks are suitable only as a long-term investment and only if a prospective investor can bear a complete loss of his/her/its investment. An investment in the Preferred Stocks is designed for sophisticated investors who have such business and financial experience, either individually or together with his/her/its financial advisor, as to be capable of evaluating the merits and risks of an investment in the Shares and protecting their interests in the transaction. In addition, the Preferred Stock is intended for investors who qualify as “accredited investors,” as defined in Rule 501(a) of Regulation D under the Securities Act. To be an accredited investor, you must fall within any of the following categories at the time of the purchase and sale of the Preferred Stock:

●

any bank as defined in Section 3(a)(2) of the Securities Act or savings institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered under the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under or a business development company as defined in the Investment Company Act of 1940; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions or any instrumentality of a state or its political subdivisions, for the benefit of its employees, if the plan has total assets exceeding $5,000,000; employee benefit plans subject to the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

●	any private business development company as defined in the Investment Advisers Act of 1940;

●

any corporation, nonprofit organization qualified under Section 501(c)(3) of the Code, business trust or partnership not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

●	any of our officers or directors;

●

any natural person whose net worth, or joint net worth together with that individual’s spouse, exceeds $1,000,000 (Note: For purposes of calculating “net worth” (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability);

●

any natural person whose income exceeded $200,000 or joint income with that person’s spouse exceeded $300,000 in the past two years and who reasonably expects an income in excess of that amount in the current year;

●

any trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the Shares whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

●	any entity in which all of the equity owners separately meet any of the criteria set forth above.

The Company reserves the right to make their own judgments on whether any prospective investor meets the suitability standards. All prospective investors will be required to make certain representations and warranties that are contained in the subscription documents. Reference is made to the subscription documents (Subscription Agreement and Investor Questionnaire) included as part of Exhibit ___ to this Memorandum.

Further, as this Offering is being made under Rule 506(c) of Regulation D under the Securities Act, which permits for advertising and other general solicitation, investors will be contacted by Verified Investor.com, a firm which will assist the Company in confirming the “accredited investor” status of each investor, in order for the Company to comply with Rule 506(c). In order to subscribe for the purchase of shares in this Offering, each potential investor will be required to provide certain information to {Verified Investor.com} so that {Verified Investor.com} can confirm the investor’s status as an “accredited investor.”

We urge prospective investors to seek independent advice from their legal and financial advisors relating to the suitability of an investment in the Company in light of a prospective investor’s overall financial needs and with respect to the legal implications of the investment.

HOW TO SUBSCRIBE

In order to purchase the Preferred Stock, prospective subscribers who meet the investor suitability requirements set forth above and wish to purchase Shares should follow the following instructions.

(a)

Complete and sign the subscription documents (Subscription Agreement, Investor Questionnaire ) which accompany this Memorandum. On each signature page, the subscriber must sign, print his, her or its name, address, social security or tax identification number and other information where indicated, insert the number of Shares subscribed for and insert the date of execution. The subscription documents are attached as Exhibit __ to this Memorandum.

(b)	Sign a Form W-9.

(c)	Return the completed and executed subscription documents and the Form W-9 in accordance with the instructions set forth in the Subscription Documents.

(d)

Pay the Offering Price for the Shares subscribed for by check (subject to collection) made payable to the ___________ and returned with the executed subscription documents as provided for therein; or by wire transfer to the _____________ in accordance with instructions set forth below:

Bank:

Account Name:

Swift Code:

Reference:          Attn:

The Company reserves the right to withdraw, cancel or modify the Offering and the Company reserves the right to reject any subscriptions, in whole or in part, in their sole discretion. In the event a subscription is rejected by the Company, all funds delivered with such subscription will be returned to the prospective investor as soon as practicable without interest thereon or deduction therefrom.

EXHIBIT E

TRUE NATURE HOLDING, INC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

10% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the

Delaware General Corporation Law

True Nature Holding, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

WHEREAS, that the Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, comprised of 400,000 shares, $.01 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHERAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series; and

WHEREAS, pursuant to this authority, the Board of Directors fixed the rights, preferences, restrictions and other matters relating to the Corporation’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”), consisting of 400,000 shares.

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation, the Board of Directors hereby authorizes the amendment and restatement of the Existing Certificate so that it reads in its entirety as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as “10% Series A Cumulative Redeemable Perpetual Preferred Stock” and the number of shares constituting such series shall be 400,000 shares.

2. No Maturity, Sinking Fund, Mandatory Redemption. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series A Preferred Stock. The Corporation is not required to set aside funds to redeem the Series A Preferred Stock.

3. Ranking. The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s Common Stock, par value $0.001 per share (“Common Stock”), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term “equity securities” shall not include convertible debt securities.

4. Dividends.

(a) Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for the payment of dividends, or at its option through the issuance of restricted common stock (whose closing price per share on the date of the authorization for payment shall determine the number of shares to be issued in consideration of the dividend payment), cumulative cash, or common stock based, dividends at the rate of 10% on $25.00 per share of the Series A Preferred Stock per annum (equivalent to $2.50 per annum per share). Commencing on the date of issuance of Series A Preferred Stock (as applicable, the “Issue Date”), dividends shall accrue on the Series A Preferred Stock daily and shall be cumulative from, and including, the applicable Issue Date, and shall be payable monthly in arrears on the 15th day of each month (each, a “Dividend Payment Date”) to the holders of record of the Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on the last day of the preceding month, whether or not a Business Day (each, a “Dividend Record Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial dividend periods, dividend payments will be pro-rated, unless otherwise provided in the applicable securities offering and sale documents. The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date. (The Company reserves the right to pay dividends in Company common stock at per share based on the average closing price over the five (5) days prior to the date of the dividend declaration.)

(b) No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a). Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series A Preferred Stock.

(d) Except as provided in Section 4(e), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up) shall be declared or paid or set aside for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends, or upon liquidation, dissolution, or winding up, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, and (iii) any shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to, or on a parity with the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and upon the shares of any other series of Preferred Stock that the Corporation may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock that the Corporation may issue ranking on parity as to the payment of dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(f) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series A Preferred Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

6. Redemption.

(a) The Series A Preferred Stock is not redeemable by the Company prior to November 4, 2020, except as described in this Section 6.

(b) Optional Redemption Right. On and after December 31, 2022 the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series A Preferred Stock as described in this Section 6(b), it may use any available cash, or it’s restricted common stock to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(c) Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a), upon the occurrence of a Change of Control, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. If the Corporation elects to redeem any shares of Series A Preferred Stock as described in this Section 6(c), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(d) A “Change of Control” is deemed to occur when, after December 31, 2019, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) , of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), [neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq.]

(e) In the event the Corporation elects to redeem Series A Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(b) or Section 6(c); and (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(f) Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g) If notice of redemption of any shares of Series A Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

(j) In connection with any redemption of Series A Preferred Stock, the Corporation shall pay, in cash or through the issuance of its restricted common stock, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

(k) Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for its capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(l) Subject to applicable law, the Corporation may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

7. No Conversion Rights. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

8. Voting Rights.

(a) Holders of the Series A Preferred Stock will not have any voting rights, except as set forth in this Section 8 or as otherwise required by law. On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

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(b) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter, repeal or replace the Certificate of Incorporation, including by way of merger, consolidation or otherwise in which the Corporation may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”). An increase in the amount of the authorized Preferred Stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(c Notwithstanding Section 8(b)(ii) above, if any Event set forth in Section 8(b)(ii) above materially and adversely affects any right, preference, privilege or voting power of the Series A Preferred Stock but not all series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required by Section 8(b)(ii).

(d) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6.

(e) Except as expressly stated in this Section 8 or as may be required by applicable law, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

10. No Preemptive Rights. No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

11. Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be signed in its name and on its behalf on this __th day of __________,________.

True Nature Holding, Inc.

By:

Chief Executive Officer

FTLAUDERDALE 89094-1 65744v2

Exhibit C

Vesting Schedule for Stock Options

6.

The Contractor will be awarded 500,000 stock options under a Form S-8 Registration to be filed with the Securities and Exchange Commission and the plan which will be included. The terms for vesting and eligibility will be included in the details of the Form S-8 filing.

a.	Vesting of the stock options will fall into the following terms:

e.	100k vesting at the end of the first 12 months and being a consultant of TNTY
f.	100k vesting with the 100th unique patient at clinic and being a paid consultant of TNTY
g.	200k vesting with positive EBITDA* of first 2 clinics In Minnesota and being a paid consultant of TNTY
h.	100k vesting with positive EBITDA* of 3rd clinic outside of Minnesota and being a paid consultant of TNTY

*Note that EBITA positive is based on clinic results, and does not include corporate overhead